Exhibit 99.1

Crown Holdings Announces Pricing of Senior Notes

Philadelphia, PA – June 26, 2014. Crown Holdings, Inc. (NYSE: CCK) announced today that it has priced and increased the size of its private placement to €650 million principal amount of 4% senior unsecured notes due 2022. The senior notes will be issued at par by Crown European Holdings S.A., a subsidiary of the Company, and will be unconditionally guaranteed by the Company and certain of its subsidiaries.

The Company intends to use the net proceeds of this offering to retire all of Crown European Holdings’ outstanding €500 million senior unsecured notes due 2018 with ISIN codes XS0511127929 and XS0511127689 (the “2018 Notes”), to pay fees and expenses associated with the offering of the new notes, to pay redemption and/or tender premiums associated with repaying the 2018 Notes and for general corporate purposes which may consist of the funding of acquisitions, the permanent repayment of term loan indebtedness under its senior secured credit facilities and/or the repurchase of outstanding senior unsecured notes. Pending such application, the Company intends to use such net proceeds to temporarily repay existing indebtedness under its senior secured revolving credit facilities.

The senior notes will be issued through a private placement and resold by initial purchasers to qualified institutional buyers in the United States under Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The senior notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, including the expected completion of the note offering, the prospective impact of the note offering, plans to repay certain indebtedness (including the terms and success of such repayment), and that there can be no assurance that the Company will pursue or consummate any acquisition, or if the Company were to consummate an acquisition, the terms thereof, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Other important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include, without limitation, that the note offering is subject to a number of conditions. There can be no assurance that the note offering will be completed as described herein or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2013 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania. For more information, visit www.crowncork.com.

For more information, contact: Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341 or Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720.